Exhibit 10.1

PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE
THOMPSON CREEK METALS COMPANY INC.
2010 LONG-TERM INCENTIVE PLAN

Name of Participant:	[Name]
Target Number of Units Subject to the Award: Maximum Number of Units Subject to Award:	[ ] (“Target Units”) [ ] (“Maximum Units”)
Award Date:	[ ] (the “Award Date”)
Vesting Schedule: Units will vest to the extent set forth below on the date in the first calendar quarter of _____ that the Administrator determines and certifies the Relative TSR Performance Percentage and Replacement Reserves Percentage achieved, subject to you remaining continuously employed on such date.

Performance Metrics	Weighting
1. Company TSR Performance Relative to the Russell 2000 Index as measured by the Relative TSR Performance Percentage	65%
2. Replaced Proven and Probable Mine Reserves as measured by the Replacement Reserves Percentage	35%

Units shall be earned and eligible to vest according to the Relative TSR Performance Percentage as set forth below:

Level of Performance	Relative TSR Performance Percentage	Vesting
Stretch	150% or greater	200% of Target
Target	100%	Target Units
Threshold	50% or below	0

Units shall be earned and eligible to vest according to the Replacement Reserves Percentage as set forth below:

Level of Performance	Replacement Reserves Percentage	Vesting
Stretch	120% or greater	200% of Target
Target	100%	Target Units
Threshold	80% or below	0

The number of Units that vest shall be interpolated on a straight line basis between the Relative TSR Performance Percentages and Replacement Reserves Percentages set forth above. In making determinations of the number of Units that vest hereunder, all Relative TSR Performance Percentage and Replacement Reserves Percentage fractional percentages and Unit numbers below .5 shall be rounded down to the nearest whole percentage or Unit number, respectively and all Relative TSR Performance and Replacement Reserves fractional percentages and Unit numbers of .5 or greater shall be rounded up to the nearest whole percentage or Unit number, respectively. Note that no portion of this Award relates to services rendered in a year prior to the year of the Award Date.

This Performance Share Unit Award Agreement (this “Agreement”) is between Thompson Creek Metals Company Inc. (the “Company”), and you, the Participant named above. The Company wishes to grant to you a Performance Share Unit Award, subject to the terms and conditions of this Agreement and the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”). Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.Award of Units. The Company hereby grants to you, effective as of the Award Date, the opportunity to earn up to the number of Performance Share Units (the “Units”) set forth above under “Maximum Number of Units Subject to the Award,” upon the terms and conditions set forth in the Plan and this Agreement (as described herein, the “Award”). Each Unit represents the right to receive one of the Company’s common shares, upon the terms and subject to the conditions set forth in this Agreement and the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
2.    Performance Metrics. As set forth above, subject to your continued employment through the settlement date of the Award as set forth below, the vesting of Units under this Award depends upon the Company’s performance with respect to two performance metrics: Relative TSR Performance Percentage and Replacement Reserves Percentage.
(a)    Relative TSR Performance Percentage. Relative TSR Performance is the relative performance of Company stock against the Russell 2000 index over the Performance Period. The “Performance Period” is              through             .

To determine relative performance, the baseline metrics are the 60 trading day average closing price of the Company and the Russell 2000 Index, as reasonably determined by the Administrator, in its sole discretion, with the last of the 60 trading days falling on the Award Date set forth above. This 60 trading day average establishes both the Company baseline stock price (the “Company Baseline Stock Price”) and the Russell 2000 Index baseline (the “Russell 2000 Baseline”) against which future Company stock and Russell 2000 Index performance will be compared.

Next, the Administrator will measure the 60 trading day average closing price of the Company and the Russell 2000 Index, as reasonably determined by the Administrator, in its sole discretion, with the last trading day of such 60-trading day period ending on the last day of the Performance Period (establishing both the “Company Closing Price” and the “Russell 2000 Index Closing Price”). (The Company Closing Price shall be automatically adjusted to account for any Company stock split or similar change in capitalization effected without receipt of consideration by the Company in a manner as set forth in Plan Section 10.)

The Administrator will then measure Company performance by dividing the Company Closing Price plus dividends reinvested as of each dividend payment date during the Performance Period by the Company Baseline Stock Price, with the quotient expressed as a percentage of the Company Baseline Stock Price (the “Company Percentage Performance”). The Administrator will then measure Russell 2000 Index Performance over the same period by dividing the Russell 2000 Index Closing Price by the Russell 2000 Index Baseline with the quotient expressed as a percentage of the Russell 2000 Index Baseline (the “Russell 2000 Index Percentage Performance”).

The Administrator will then subtract the Russell 2000 Index Percentage Performance from the Company Percentage Performance, then add 100 to the result, with the final result constituting the relative Company performance as a percentage (the “Relative TSR Performance Percentage”).

(b)    Replacement Reserves Percentage. Replacement Reserves Percentage is the Proven and Probable Mineral Reserves replaced (through revisions, additions, acquisitions or otherwise) during the calendar years _____ through _____, as reflected in the Company’s Annual Reports on Form 10-K for such calendar years (the “Forms 10-K”), divided by the Proven and Probable Mineral Reserves depleted during such period, as reflected in the Forms 10-K, times 100.

(c)    Exhibit A sets forth an example solely for purposes of illustrating the process for determining Relative TSR Performance Percentage and Replacement Reserves Percentage and the number of Units subject to the Award.

3.    Vesting and Settlement; Change of Control; Termination of Employment or Service.
(a)    All Units which do not vest on the Administrator’s determination of Relative TSR Performance Percentage or Replacement Reserves Percentage in the first calendar quarter of _____ (or pursuant to Section 3(b) below) shall be forfeited at that time.
(b)    In the event of a Change of Control prior to December 31, _____, the Company shall be deemed to have, as of the date of the Change of Control, achieved the “Target” level of performance of both the Relative TSR Performance Percentage and the Replacement Reserves Percentage, regardless of actual performance prior to and/or following the Change of Control; provided, however, that the Units shall remain subject to forfeiture pursuant to this Section 3(b) in the event your employment (or other service to the Company, if applicable) terminates prior to December 31, _____, at which time a number of Units equal to the Target Units shall become vested. In addition, in the event of a Change of Control, the Administrator shall provide that either:

(i)	the Target Units will be assumed or replaced with an equivalent award by the successor or acquiring corporation (if any), which assumption or replacement will be binding on you; or

(ii)	the vesting and settlement of the Target Units shall be immediately accelerated upon the consummation of the Change of Control.
For the avoidance of doubt, in no event shall the Award vest with respect to a number of Units greater than or less than the Target Units in the event that a Change of Control occurs prior to December 31, _____.
In the event that the Award is assumed or replaced pursuant to Section 3(b)(i) in connection with a Change of Control, the vesting and settlement of such assumed or replacement award shall be immediately accelerated upon the termination of your employment (or other service to the Company, if applicable) by the Company and/or the successor or acquiring corporation (if any) without Cause or by your resignation as a result of a Triggering Event (as defined below), in each case, within the twelve-month period immediately following such Change of Control.
For purposes of this Section 3(b), the last sentence of the definition of “Change of Control” in Section 2(h) of the Plan shall be disregarded. For purposes of this Section 3(b), “Triggering Event” means any one of the following events which occurs without your express agreement in writing: (i) a material adverse change in any of your duties, powers, rights, discretion, prestige, salary, benefits, or perquisites as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable, immediately prior to the Change of Control; (ii) a material diminution of your title as it exists immediately prior to the Change of Control; (iii) a change in the person or body to whom you report immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or (iv) a material change in the hours during or location at which you are regularly required to carry out the terms of your employment, or a material increase in the amount of travel you are required to conduct.
(c)    Upon the vesting date, the Award, to the extent vested, shall be canceled and settled by the delivery to you or a designated brokerage firm of one common share of the Company per vested Unit as soon as reasonably practicable following the vesting of such Units, and in all events no later than March 15 of the year following the year in which vesting has occurred (unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code). All vesting and delivery of Shares hereunder, other than vesting upon or following a Change of Control pursuant to Section 3(b), shall be subject to the prior written or electronic certification of the Administrator as to the extent to which the applicable performance criteria have been achieved.
(d)    Notwithstanding anything in any employment agreement between you and the Company to the contrary, unless the Administrator provides otherwise (either before, upon or within 10 business days following your termination of employment or service with the Company), in the event of your termination of your employment (or other service to the Company, if applicable) for any reason, you will forfeit (effective as of the date of termination) the portion of the Units to the extent unvested at the time of termination, without payment of any additional consideration due to you. The term “employment” for purposes of this Agreement, means the performance of services for the Company or an Affiliate as an employee for federal income tax purposes. You shall be deemed to have terminated employment either upon an actual termination of your performing services for the Company or an Affiliate, or at the time that the Affiliate with which you are employed ceases to be an “Affiliate” under the terms of the Plan. Your employment with the Company or an Affiliate shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Affiliate, as applicable, regardless of whether pay is suspended during such leave. Whether you have experienced a termination of employment will be determined by the Administrator, in its sole discretion.
4.    Rights as Stockholder. You shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Units unless and until Shares settled for such Units shall have been issued by the Company to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for an ordinary cash dividend for which the record date is prior to the date the Shares are issued.

5.    Transferability. The Units may not be sold, pledged, assigned or transferred in any manner unless and until the Shares corresponding to such Units have been issued and all restrictions applicable to such Shares have lapsed. Notwithstanding the foregoing, the Units may be transferred, in the Administrator’s discretion, to a person or trust or partnership designated by you, only if, in each case, the transferee executes a written consent to be bound by the terms of this Agreement. Except as described in this Section 5, neither the Units nor any interest or right therein shall be liable for your debts, contracts or engagements or your successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
6.    Taxes.
(a)    Payment of any employment taxes or income tax withholding shall be by your tendering of other Shares to the Company or by the Company withholding Shares otherwise issuable upon settlement of the Units; provided that no more than the minimum statutory tax-withholding rate shall be withheld. The Administrator shall determine acceptable methods for tendering Shares upon settlement of the Units and may impose such limitations and prohibitions on the use of Shares to pay tax liabilities as it deems appropriate, subject to the proviso in the preceding sentence. For purposes of determining the amount of the tax liability amounts satisfied by tendering or withholding Shares, such Shares shall be valued at their Fair Market Value on the date of tender or withholding.
(b)    You acknowledge that you will consult with your personal tax advisor regarding the federal, state, and local tax consequences of the Award and any other matters related to this Award. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents, and you understand that you are responsible for your own tax liability that may arise as a result of the Award or any other matters related to the Award and this Agreement.
7.    General Provisions.
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Administrator administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)    No Right to Employment. In consideration of the grant of the Award by the Company, you agree to render faithful and efficient services to the Company and its Affiliates. Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate your services at any time for any reason whatsoever, with or without Cause (as defined in the Plan), except to the extent expressly provided otherwise by applicable law or in a written agreement between you and the Company or its Affiliates.
(c)    Securities Matters. The Company shall not be required to issue or deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. You acknowledge that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)    Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f)    Section 409A. It is intended that this grant will be exempt from Section 409A of the Internal Revenue Code as a “short-term deferral.” This Agreement and all related documentation are designed, and shall be interpreted and administered, to this effect. However, nothing in the Agreement shall be construed to result in a guarantee of this tax treatment, and you shall be responsible for all of your federal, state and local taxes (and any related liabilities). This Section 7(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Award or the Shares delivered hereunder will not be subject to taxes, interest and penalties under Section 409A.
(g)    Governing Law. The internal law, and not the law of conflicts, of the State of Colorado will govern all questions concerning the validity, construction and effect of this Agreement. All actions or proceedings arising out of, or related to, this Agreement shall be brought only in an appropriate federal or state court in Colorado and the parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such actions or proceedings.
(h)    Electronic Delivery. By executing this Agreement, you hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company and the Affiliates, the Plan, and the Restricted Share Units via Company web site or other electronic delivery.
(i)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120
Attn:    General Counsel

(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(k)    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.
IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.

THOMPSON CREEK METALS COMPANY INC.

Date: ______________________________	By:

Its:

Exhibit A

This Exhibit A sets forth an example solely for purposes of illustrating the process for determining Relative TSR Performance Percentage and Replacement Reserves Percentage and the number of Units subject to an Award:

Target Unit Assumption: 10,000

TSR Performance Percentage Assumptions:

Company Baseline Stock Price = $7.00

Company Closing Price = $9.80

Company Percentage Performance = 140%

Russell 2000 Index Baseline = 750

Russell 2000 Index Closing Price = 900

Russell 2000 Index Percentage = 120%

Relative TSR Performance Percentage Determination:

Relative TSR Performance Percentage = 140% - 120% = 20% plus 100% = 120%

Vesting Multiple for Relative TSR Performance Metric:

100% Target Units for achieving at least 100% Relative TSR Performance Percentage
40% Target Units for achieving an extra 20% Relative TSR Performance Percentage
20 50	(% Achievement over Target %)	=	X 100	(Vesting % for Performance over Target % )
	(Stretch % over Target %)			(Stretch Vesting % over Target Vesting %)
X =40%

140% Target Units for 120% Relative TSR Performance Percentage

Replacement Reserves Percentage Assumptions:

Reserves Replaced 2012-2014 = 560
Reserves Depleted 2012-2014 = 540

Replacement Reserves Percentage = 560/540 = 1.03703 = 103.7% rounded to 104%

Replacement Reserves Percentage Determination:

Vesting Multiple for Replacement Reserves Percentage Metric:

100% Target Units for achieving at least 100% Replacement Reserve Percentage
20 % Target Units for achieving an extra 4% Replacement Reserve Percentage
4 20	(% Achievement over Target %)	=	X 100	(Vesting % for Performance over Target)
	(Stretch % over Target %)			(Stretch Vesting % over Target Vesting %)
X = 20%

120% Target Units for 104% Replacement Reserve Percentage

Number of Units Determination:

	Multiple		Weighing			}	Weighted Multiple
							133%
Relative TSR Performance	140%	X	65%	=	91%

Replacement Reserves	120%	X	35%	=	42%

Weighted Multiple		Target Units		Award

133%	X	10,000	=	13,300

Award: 13,300 Units

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY, THE COMPANY SHALL REVOKE ALL UNITS GRANTED TO YOU, AND AVOID ALL OBLIGATIONS UNDER THIS AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

Date:                        By:_______________________________
NAME: